FOR IMMEDIATE RELEASE	PRESS RELEASE

Colonel Barry S. Baer Appointed Chief Financial Officer of NeoMedia Technologies, Inc.

New CFO Joins NeoMedia to Drive and Manage Ongoing Financial Growth

Boulder, February 14, 2012 - NeoMedia Technologies, Inc. (OTC BB: NEOM.OB), the pioneer in global mobile barcode management solutions, today announced that Colonel Barry S. Baer has been appointed as the Company’s Chief Financial Officer (“CFO”), effective immediately. Colonel Baer will be based in NeoMedia’s headquarters in Boulder, Colorado.

Colonel Baer brings more than 40 years of extensive experience as an International Finance Leader delivering superior growth, liquidity and profitability within dynamic high-growth public and start-up entities. He has served as both CFO and CEO to a wealth of public, privately held and not for profit companies and prior to this served as an officer in the U.S. Army for 27 years, retiring at the rank of Colonel. Colonel Baer succeeds James Doran, who has left NeoMedia to pursue other interests.

“We are delighted to welcome Barry to the NeoMedia team. His superior track record as a CFO and his hands-on business leadership experience make him the perfect candidate to step into this key role on the NeoMedia executive leadership team,” said Laura Marriott, CEO, NeoMedia. “The next 12 months will be a time of critical growth for NeoMedia and with the addition of Barry to our leadership team, we are more confident than ever that we will deliver strong financial results and increase shareholder value.”

"This is a great time to be joining a company that focuses on innovating and driving mobile barcode technology forward,” said Colonel Baer. “The industry is more competitive than ever before and I'm looking forward to taking on this new challenge and contributing to NeoMedia’s continued success."

For more information on NeoMedia’s executive team, portfolio of customers, products, services and intellectual property, please visit www.neom.com.

-ENDS-

About NeoMedia:
NeoMedia Technologies, Inc. is the global market leader in 2D mobile barcode technology and infrastructure solutions that enable the mobile barcode ecosystem world-wide. Its technology platform transforms mobile devices with cameras into barcode scanners, enabling a range of practical and engaging applications including consumer oriented advertising and mobile ticketing and couponing.

NeoMedia’s suite of products, services and extensive IP portfolio means it is the only provider able to offer customers a comprehensive end-to-end mobile code solution. NeoMedia’s current customers include handset manufacturers, platform providers, brands and agencies looking to offer pioneering mobile barcode solutions to their customer base.

NeoMedia’s product portfolio includes: mobile barcode management & infrastructure solutions, barcode reader solutions, Mobile Coupon & Affiliate Marketing, Mobile Ticketing & POS Integration and IP Licensing. Learn more at www.neom.com or visit us at one of the following online destinations:

LinkedIn: http://www.linkedin.com/company/neomedia-technologies

Twitter: http://twitter.com/neomediainc

For PR inquiries, please contact NeoMedia’s PR team:

US: Marla Cimini / Nora Snoddy, +1 856 616-1194 / +1 973 941 0986

Europe: Rachael Head / Ryan Waters, +44 207 751 4444
press@neom.com